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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the
  Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 0-18301

                             Iroquois Bancorp, Inc.
             (Exact name of registrant as specified in its charter)

           115 Genesee Street, Auburn, New York 13021, (315) 252-9521 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
                            Series A Preferred Stock
                            Series B Preferred Stock
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)     [X]                     Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)    [ ]                     Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)     [ ]                     Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)    [ ]                     Rule 15d-6              [ ]
Rule 12h-3(b)(1)(i)     [ ]


     Approximate number of holders of record as of the certification or notice date: 1300

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Iroquois Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 3, 2000
                                    By:  ______________________
                                         Richard D. Callahan
                                         President and Chief
                                         Executive Officer